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                                                                     EXHIBIT 3.1

                                    RESTATED

                          CERTIFICATE OF INCORPORATION

                                       OF

                           E & S HOLDINGS CORPORATION

            E & S Holdings Corporation, a corporation organized and existing under the laws of the State of Delaware (hereinafter called the "Company"), hereby certifies as follows:

            1. The name of the Company is E & S Holdings Corporation. The Company was initially incorporated under the name of E & S Holdings Corporation. The date of filing of its original Certificate of Incorporation with the Secretary of State of Delaware was July 31, 1984.

            2. The Board of Directors of the Company has duly adopted this amendment and restatement of the Certificate of Incorporation in accordance with the provisions of Sections 141(f), 242 and 245 of the Delaware General Corporation Law.

            3. The stockholders of the Company have duly adopted this amendment and restatement of the Certificate of Incorporation in accordance with the provisions of Sections 228, 242 and 245 of the Delaware General Corporation Law.

            4. The text of the Certificate of Incorporation is hereby amended and restated to read as herein set forth in full:

            FIRST: The name of the Company is E & S Holdings Corporation.

            SECOND: The registered office and registered agent of the Company is The Corporation Trust Company, 1209 Orange Street, Wilmington, County of New Castle, Delaware 19801.

            THIRD: The purpose of the Company is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

            FOURTH: A. The total number of shares of capital stock that the Company is authorized to issue is 150,000,000 shares, of which 100,000,000 shares are Common Stock, par value $.01 per share (hereinafter referred to as "Common Stock"), and 50,000,000 shares are preferred stock, par value $.01 per share, including 49,999,200 shares hereinafter referred to as "Company Preferred Stock" and 800 shares of Senior Preferred Stock, par value $.01 per share hereinafter referred to as the "Preferred Stock".

            B. The Company Preferred Stock may be issued from time to time in one or more series with such distinctive designations as may be stated in the resolution or resolutions providing for the issue of such stock from time to time adopted by the Board of

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Directors or a duly authorized committee thereof. The resolution or resolutions providing for the issue of shares of a particular series shall fix, subject to applicable laws and the provisions of this Article Fourth, for each such series the number of shares constituting such series and the designations and powers, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof, including, without limiting the generality of the foregoing, such provisions as may be desired concerning voting, redemption, dividends, dissolution or the distribution of assets, conversion or exchange, and such other subjects or matters as may be fixed by resolution or resolutions of the Board of Directors or a duly authorized committee thereof under the Delaware General Corporation Law.

            C. The number of authorized shares of any class or classes of stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the Common Stock of the Company irrespective of the provisions of Section 242(b)(2) of the Delaware General Corporation Law or any corresponding provision that may hereafter be enacted.

            D. On the date of filing of this Restated Certificate of Incorporation in the Office of the Secretary of State of Delaware, each share of Common Stock of the Company then outstanding shall be reclassified as one share of Common Stock, par value $.01 per share.

            E. The powers, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, of the Senior Preferred Stock are as follows:

            1. Rank.

            The Preferred Stock shall, with respect to dividend rights and rights on liquidation, winding-up and dissolution, rank senior to all classes of common stock of the Company and each other class of Capital Stock or series of preferred stock. (All equity securities of the Company to which the Preferred Stock ranks senior are collectively referred to herein as the "Junior Securities").

            2. Dividends.

            (a) The Holders of the outstanding shares of Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available for the payment of dividends, dividends at an annual rate equal to: (i) from the Original Issue Date through the first anniversary of such date, 9.0% per annum and, (ii) thereafter, 20% per annum, in each case based on the liquidation preference

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      per share of the Preferred Stock. Whether or not declared, dividends on each share of Preferred Stock shall accrue and be payable quarterly in arrears on each Dividend Payment Date commencing on the first such date to occur after the issuance of such share, in preference to dividends on the Junior Securities. Each such dividend shall be payable to Holders of record as they appear on the stock books of the Company on such record dates, not less than ten (10) nor more than sixty (60) days preceding the Dividend Payment Date, as shall be fixed by the Board of Directors. Dividends shall cease to accrue in respect of the Preferred Stock on the Redemption Date. Any dividend payments may be made, in the sole discretion of the Company, either in (i) cash, (ii) additional shares, or portions thereof, of Preferred Stock or (iii) any combination of cash and additional shares, or portions thereof, of Preferred Stock. All shares of Preferred Stock issued as a dividend with respect to the Preferred Stock shall have an aggregate liquidation preference equal to the amount of such dividends. All shares of Preferred Stock issued as a dividend with respect to the Preferred Stock shall thereupon be duly authorized, validly issued, fully paid and nonassessable.

            (b) All dividends paid with respect to shares of the Preferred Stock pursuant to Section 2(a) shall be paid pro rata to the Holders entitled thereto.

            (c) In the case of shares of Preferred Stock issued on the Original Issue Date, dividends shall accrue and be cumulative from such date. In the case of shares of Preferred Stock issued as a dividend on shares of Preferred Stock, dividends shall accrue and be cumulative from the Dividend Payment Date in respect of which such shares were issued as a dividend.

            (d) Each fractional share of Preferred Stock outstanding shall be entitled to a ratably proportionate amount of all dividends accruing with respect to each outstanding share of Preferred Stock pursuant to Section 2(a), and all such dividends with respect to such outstanding fractional shares shall be cumulative and shall accrue (whether or not declared), and shall be payable in the same manner and at such times as provided for in
      Section 2(a) with respect to dividends on each outstanding share of Preferred Stock. Each fractional share of Preferred Stock outstanding shall also be entitled to a ratably proportionate amount of any other distributions made with respect to each outstanding share of Preferred Stock, and all such distributions shall be payable in the same manner and at the same time as distributions on each outstanding share of Preferred Stock.

            (e) Nothing herein contained shall in any way or under any circumstances be construed or deemed to require the Board of Directors to declare, or the Company


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      to pay or set apart for payment, any dividends on shares of the Preferred
      Stock at any time.

            (f) (i) Holders of shares of the Preferred Stock shall be entitled to receive the dividends provided for in Section 2(a) hereof in preference to and in priority over any dividends upon any of the Junior Securities.

            (ii) So long as any shares of the Preferred Stock are outstanding, the Company shall not: (A) declare, pay or set apart for payment any dividend on any of the Junior Securities; (B) make any payment on account of, or set apart for payment money for a sinking or other similar fund for, the purchase, redemption or other retirement of, any of the Junior Securities or any warrants, rights, calls or options exercisable for or convertible into any of the Junior Securities; (C) make any distribution in respect of Junior Securities, either directly or indirectly, and whether in cash, obligations or shares of the Company or other property (other than distributions or dividends in Junior Securities to the holders of Junior Securities); (D) permit any corporation or other entity directly or indirectly controlling, controlled by, or under common control with the Company to purchase or redeem any of the Junior Securities or any warrants, rights, calls or options exercisable for or convertible into any of the Junior Securities; or (E) make any Restricted Investment.

            (g) Subject to the foregoing provisions of this Section 2, the Board of Directors may declare and the Company may pay or set apart for payment dividends and other distributions on any of the Junior Securities, and may purchase or otherwise redeem any of the Junior Securities or any warrants, rights or options exercisable for or convertible into any of the Junior Securities, and the Holders of the shares of the Preferred Stock shall not be entitled to share therein.

            (h) Dividends payable on the Preferred Stock for any period less than a year shall be computed on the basis of a 360-day year of twelve 30-day months and the actual number of days elapsed in the period for which payable.

            3. Liquidation Preference.

            (a) In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of the Company, the Holders of shares of Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Company available for distribution to its stockholders, whether such assets are capital, surplus or earnings, an amount in cash equal to $100,000 for each share outstanding, plus an amount in cash equal to accrued but unpaid dividends thereon to the date fixed for liquidation,

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      dissolution or winding-up (including an amount equal to a prorated dividend from the last Dividend Payment Date to the date fixed for liquidation, dissolution or winding-up) before any payment shall be made or any assets distributed to the holders of any of the Junior Securities. After payment of such amount to the Holders of Preferred Stock, the Holders of Preferred Stock shall be entitled to no further participation in any distribution of assets by the Company. Accrued and unpaid dividends (whether or not declared) will be added to the liquidation preference on a quarterly basis. If the assets of the Company are not sufficient to pay in full the liquidation payments payable to the Holders of outstanding shares of the Preferred Stock, then the Holders of all such shares shall share ratably in such distribution of assets in accordance with the amounts which would be payable on such distribution if the amounts to which the Holders of outstanding shares of Preferred Stock are entitled were paid in full.

            (b) For the purposes of this Section 3, neither the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or any other consideration) of all or substantially all of the property or assets of the Company nor the consolidation or merger of the Company with or into one or more corporations shall be deemed to be a liquidation, dissolution or winding-up of the affairs of the Company.

            4. Redemption.

            (a) Optional Redemption. The Company may redeem, at the option of the Board of Directors, at any time, from any source of funds legally available therefor, in whole or in part, in the manner provided in Section 4(d) hereof, any or all of the shares of Preferred Stock, at a redemption price equal to 100% of the aggregate liquidation preference of such shares plus an amount equal to the accrued and unpaid dividends, if any, with respect to all such shares through the date of redemption (the "Optional Redemption Price").

            (b) Redemption at Option of Holders. The Company shall redeem, at the option of any Holder of Preferred Stock, from any source of funds legally available therefor, in the manner provided in Section 4(d) hereof, all, but not less than all, of the shares of Preferred Stock held by such Holder, at a redemption price equal to 100% of the aggregate liquidation preference of all such shares plus an amount equal to the accrued and unpaid dividends, if any, with respect to all such shares through the date of redemption (the "Put Redemption Price").

            (c) Pro Rata Redemption; Payment in Cash. In the event of a redemption pursuant to Section 4(a) or 4(b) hereof of only a portion of the then outstanding shares of Preferred Stock redeemable thereunder, the Company shall effect such redemption
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      pro rata according to the number of shares held by each Holder of such
      Preferred Stock. All payments of the Optional Redemption Price and the Put Redemption Price shall be made in cash.

            (d) Procedure for Redemption. (i) Any Holder of Preferred Stock electing to exercise its option under Section 4(b) hereof shall give written notice thereof to the Company. At least ten (10) days and not more than twenty (20) days prior to the date fixed for any redemption of the Preferred Stock (which date of redemption shall be not more than fifteen
      (15) days after the date of written notice to the Company from any Holder of Preferred Stock exercising its option under Section 4(b) hereof), written notice (the "Redemption Notice") shall be given by first class mail, postage prepaid, to each Holder of record on the record date fixed for such redemption of the Preferred Stock at such Holder's address as the same appears on the stock register of the Company, provided, however, that neither failure to give such notice nor any deficiency therein shall affect the validity of the procedure for the redemption of any shares of Preferred Stock to be redeemed except as to the Holder or Holders to whom the Company has failed to give said notice or except as to the Holder or Holders whose notice was defective. The Redemption Notice shall state:

                  (A) that the redemption is pursuant to Section 4(a) or 4(b) hereof;

                  (B) the Optional Redemption Price or Put Redemption Price, as the case may be;

                  (C) whether all or less than all of the outstanding shares of the Preferred Stock redeemable thereunder are to be redeemed and the total number of shares of such Preferred Stock being redeemed;

                  (D) the number of shares of Preferred Stock held by the Holder that the Company intends to redeem;

                  (E)   the date fixed for redemption;

                  (F) that the Holder is to surrender to the Company, at the place or places where certificates for shares of Preferred Stock are to be surrendered for redemption, in the manner and at the price designated, the certificate or certificates representing the shares of Preferred Stock to be redeemed; and

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                  (G)   that dividends on the shares of the Preferred Stock to
                        be redeemed shall cease to accrue on such Redemption Date unless the Company defaults in the payment of the Optional Redemption Price or Put Redemption Price, as the case may be.

      (ii) On or before the date fixed for redemption, each Holder of Preferred Stock shall surrender the certificate or certificates representing such shares of Preferred Stock to the Company, in the manner and at the place designated in the Redemption Notice, and, on the Redemption Date, the Company shall pay to such Holder the full Optional Redemption Price or Put Redemption Price, as the case may be. Such shares shall be payable in cash to the Person whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be cancelled and retired. In the event that less than all of the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

      (iii) Unless the Company defaults in the payment in full of the Optional Redemption Price or the Put Redemption Price, as the case may be, dividends on the Preferred Stock called for redemption shall cease to accumulate on the Redemption Date, and the Holders of such redeemed shares shall cease to have any further rights with respect thereto on the Redemption Date, other than the right to receive the Optional Redemption Price or Put Redemption Price, as the case may be, without interest.

            5. Voting Rights.

            (a) The Holders of Preferred Stock, except as otherwise required under Delaware law and as set forth in paragraphs (b),(c) and (d) below, shall not be entitled or permitted to vote on any matter required or permitted to be voted upon by the stockholders of the Company.

            (b) Holders of a majority of the issued and outstanding shares of Preferred Stock, voting separately and as a class, shall have the right to elect two of the members of the Board of Directors, provided, however, that on or prior to June 30, 1997, no such member shall be a Person, or a director, officer, employee or Affiliate of a Person, engaged in a substantially similar business to that engaged in by the Company.

            (c) Holders of Preferred Stock shall have the right to approve any sale, lease, transfer, conveyance or other disposition (including by way of merger,


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      consolidation or other business combination), in one or a series of related transactions, of all or substantially all of the assets of the Company, any liquidation of the Company and any amendment of the Company's Certificate of Incorporation adverse to Holders of the Preferred Stock.

            (d) If vacancies shall exist in the offices of directors elected or to be elected by the Holders of Preferred Stock, a proper officer of the Company may, and upon the written request of the Holders of record of at least twenty percent (20%) of the shares of Preferred Stock then outstanding addressed to the Secretary of the Company shall, call a special meeting of the Holders of Preferred Stock for the purpose of electing directors. Any such meeting shall be held at the earliest practicable date at the place for the holding of the annual meetings of stockholders. If such meeting shall not be called by a proper officer of the Company within twenty (20) days after personal service of said written request upon the Secretary of the Company, or within twenty (20) days after mailing the same within the United States by certified mail, addressed to the Secretary of the Company at its principal executive offices, then the Holders of record of at least twenty percent (20%) of the outstanding shares of Preferred Stock may designate in writing one of their number to call such meeting at the expense of the Company, and such meeting may be called by the Person so designated upon the notice required for the annual meeting of stockholders of the Company and shall be held at the place for holding the annual meetings of stockholders. Any Holder of Preferred Stock so designated shall have access to the lists of stockholders to be called pursuant to the provisions hereof.

            (e) At any meeting held for the purpose of electing directors at which the Holders of Preferred Stock shall have the right, voting together as a separate class, to elect directors as aforesaid, the presence in person or by proxy of the Holders of at least a majority of the outstanding Preferred Stock shall be required to constitute a quorum of such Preferred Stock.

            (f) Any vacancy occurring in the office of a director elected by the Holders of Preferred Stock may be filled by the remaining directors elected by the Holders of Preferred Stock unless and until such vacancy shall be filled by the Holders of Preferred Stock.

            (g) In any case in which the Holders of Preferred Stock shall be entitled to vote pursuant to this Section 5 or pursuant to Delaware law, each Holder of Preferred Stock shall be entitled to one vote for each share of Preferred Stock held.

            6. Change of Control.


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            (a) Upon the occurrence of a Change of Control, each Holder of
Preferred Stock shall have the right to require the Company to repurchase, from any source of funds legally available therefor, all or any part of such Holder's shares of Preferred Stock (a "Change of Control Offer") at an offer price in cash equal to 100% of the aggregate liquidation preference thereof plus accrued and unpaid dividends, if any, thereon to the date of purchase (the "Change of Control Payment").

            (b) The Change of Control Offer shall include all instructions and materials necessary to enable Holders to tender their shares of Preferred Stock pursuant thereto.

            (c) The Company shall comply with the requirements of Rule 14e-1 under the Exchange Act and all other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the shares of Preferred Stock as a result of a Change of Control.

            (d) Within 10 days following any Change of Control, the Company shall mail a notice to each Holder (the "Notice of Change of Control") stating:

            (i) that the Change of Control Offer is being made pursuant to this
      Section 6, that all shares of Preferred Stock properly tendered will be accepted for payment and that shares will be purchased and paid for, on a pro rata basis, to the extent that funds are legally available therefor;

            (ii) the purchase price and the purchase date, which shall be no earlier than thirty (30) days nor later than sixty (60) days from the date such notice is mailed (the "Change of Control Payment Date");

            (iii) that any share of Preferred Stock not tendered will continue to accrue dividends;

            (iv) that, unless the Company fails to pay the Change of Control Payment, all shares of Preferred Stock accepted for payment pursuant to the Change of Control Offer shall cease to accrue dividends after the Change of Control Payment Date;

            (v) that Holders electing to have shares of Preferred Stock purchased pursuant to a Change of Control Offer will be required to surrender such shares of Preferred Stock, together with the form entitled "Option of Holder to Elect Purchase" which shall be included with the Notice of Change of Control completed, to the paying agent for such offer (the "Paying Agent") at the address specified in the notice prior to the close


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      of business on the third Business Day preceding the Change of Control
      Payment Date;

            (vi) that Holders will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the second Business Day preceding the Change of Control Payment Date, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the number of shares of Preferred Stock delivered for purchase, and a statement that such Holder is withdrawing his election to have such shares (or any portion thereof) purchased; and

            (vii) the circumstances and relevant facts regarding such Change of Control (including, but not limited to, information with respect to pro forma historical financial information after giving effect to such Change of Control and information regarding the Person or Persons acquiring control).

            (e) On the Change of Control Payment Date, the Company shall, to the extent funds are legally available therefor and, if there are insufficient funds legally available to purchase all tendered shares, on a pro rata basis in accordance with the number of shares tendered by each Holder (i) accept for payment all shares of Preferred Stock properly tendered pursuant to the Change of Control Offer, and (ii) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all shares of Preferred Stock so accepted. The Paying Agent shall promptly mail to each Holder of Preferred Stock so accepted the Change of Control Payment for such Preferred Stock and the Company shall promptly issue and mail (or cause to be transferred by book-entry) to each Holder a new certificate representing the shares of Preferred Stock equal in liquidation preference amount to any unpurchased portion of the shares of Preferred Stock surrendered, if any. The Company shall publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

            (f) Prior to complying with the provisions of this Section 6, but in any event within 90 days following a Change of Control, the Company shall either repay all outstanding Debt or obtain the requisite consents, if any, under all agreements governing outstanding Debt to permit the repurchase of Preferred Stock required by this Section 6.

            (g) The Company shall not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner and times set forth in, and otherwise in compliance with the requirements set forth in, this Section 6 applicable to a Change of Control Offer made by the Company and purchases all shares of Preferred Stock properly tendered and not withdrawn under such Change of Control Offer.


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                                                                              11


            7. Transactions with Affiliates.

            The Company shall not, and shall not permit any of its Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an "Affiliate Transaction"), unless (i) such Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Subsidiary with an unrelated Person and (ii) the Company delivers to the Holders of the Preferred Stock (a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $1.0 million, a resolution of the Board of Directors of the Company set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with clause (i) above and that such Affiliate Transaction has been approved by a majority of the members of the Board of Directors of the Company that are disinterested as to such Affiliate Transaction, if any, (b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $2.0 million, a unanimous resolution of the Board of Directors of the Company set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with clause (i) above and that such Affiliate Transaction has been approved by each of the members of the Board of Directors of the Company and (c) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million, an opinion as to the fairness to the Company of such Affiliate Transaction from a financial point of view issued by an investment banking firm of national standing; provided, however, that (i) transactions pursuant to contracts, agreements, understandings, loans, advances or guarantees constituting Affiliate Transactions on the Issue Date (without amendment or modification thereof), and (ii) the entry into a tax sharing agreement by and among the Company and its Subsidiaries pursuant to which funds are transferred within the affiliated group of which the Company is the parent for the payment of U.S. Federal and state income tax liabilities consistently with the allocation of Federal tax liabilities made pursuant to Treas. Reg. ss.1.1552-1(a)(2) and ss.1.1502-33(d)(2), shall not be deemed Affiliate Transactions.

            8. Reports.

            Whether or not required by the rules and regulations of the Securities and Exchange Commission, so long as any shares of Preferred Stock are outstanding, the Company shall furnish to the Holders thereof:


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                                                                              12


            (a) in respect of all periods ending prior to or on June 30, 1997:
      (i) as soon as available and in any event within 45 days after the end of each of the first three quarters of each fiscal year of the Company, an unaudited consolidated balance sheet of the Company and its Subsidiaries as of the end of such quarter and the related unaudited consolidated statements of earnings and cash flows of the Company and its Subsidiaries for such quarter and for the period commencing at the end of the previous fiscal year and ending with the end of such quarter; (ii) as soon as available and in any event within 90 days after the end of each fiscal year of the Company, a consolidated balance sheet of the Company and its Subsidiaries as of the end of such fiscal year and the related consolidated statements of income and cash flows of the Company and its Subsidiaries for such year, including an audit report of the independent public accounting firm of the Company; (iii) a report containing management's discussion and analysis of the Company's operating performance for such fiscal year; and (iv) all other reports and financial information provided by Spalding & Evenflo Companies, Inc. to lenders under its bank credit facilities;

            (b) in respect of all periods ending after June 30, 1997: (i) all quarterly and annual financial information that would be required to be contained in a filing with the Securities and Exchange Commission on Forms 10-Q and 10-K if the Company were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report thereon by the Company's certified independent accountants; and (ii) all current reports that would be required to be filed with the Securities and Exchange Commission on Form 8-K if the Company were required to file such reports;

            (c) an Officers' Certificate stating that a review of the activities of the Company and its Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officers with a view to determining whether the Company and the Subsidiaries have kept, observed, performed and fulfilled their obligations in respect of the Preferred Stock and further stating, as to each such Officer signing such certificate, that to the best of his or her knowledge the Company and the Subsidiaries have kept, observed, performed and fulfilled each and every covenant contained in this Preferred Stock and are not in default in the performance or observance of any of the terms, provisions and conditions of this Preferred Stock, and that to the best of his or her knowledge no event has occurred and remains in existence by reason of which payments on account of the liquidation preference or dividends of the Preferred Stock is prohibited or if such event has occurred, a description of the event and what action the Company is taking or proposes to take with respect thereto; and


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                                                                              13


            (d) such other information respecting the condition or operations, financial or otherwise, of the Company as the Holders of the Preferred Stock may from time to time reasonably request.

            9. Conversion or Exchange.

            Holders of shares of Preferred Stock shall not have any rights herein to convert such shares into or exchange such shares for shares of any other class or classes or of any other series of any class or classes of Capital Stock of the Company.

            10. Preemptive Rights.

            No shares of Preferred Stock shall have any rights of preemption whatsoever as to any securities of the Company, or any warrants, rights or options issued or granted with respect thereto by the Company at any time, regardless of how such securities or such warrants, rights or options may be denominated, issued or granted.

            11. Reissuance of Preferred Stock.

            Shares of Preferred Stock that have been issued and reacquired in any manner, including, without limitation, shares purchased pursuant to a Change of Control Offer or shares redeemed pursuant to Section 4, shall be cancelled and shall not be reissued until after such time as there shall have been no shares of the Preferred Stock outstanding.

            12. Business Day.

            If any payment, redemption or exchange shall be required by the terms hereof to be made on a day that is not a Business Day, such payment, redemption or exchange shall be made on the immediately succeeding Business Day.

            13. Definitions.

            As used herein, the following terms shall have the following meanings (with terms defined in the singular having comparable meanings when used in the plural and vice versa), unless the context otherwise requires:

            "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the voting securities of a Person shall be deemed to be control.

            "Affiliate Transaction" shall have the meaning ascribed to it in
Section 7 above.

            "Business Day" shall mean a day other than a Saturday, Sunday, national or New York state holiday or other day on which commercial banks in New York City are authorized or required by law to close.

            "Capital Lease" means, at the time any determination thereof is made, any lease of property, real or personal, in respect of which the present value of the minimal rental commitment would be capitalized on a balance sheet of the lessee in accordance with GAAP.

            "Capital Stock" shall mean any and all shares, interests, participation, rights or other equivalents (however designated) of corporate stock.

            "Cash Equivalents" shall mean (i) United States dollars, (ii) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof having maturities of not more than six months from the date of acquisition, (iii) certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers' acceptances with maturities not exceeding six months and overnight bank deposits, in each case with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thomson Bank Watch Rating of "B" or better, (iv) repurchase obligations with a term of not more than seven days for underlying securities of the types of described in clauses (ii) and (iii) above entered into with any financial institution meeting the qualifications specified in clause (iii) above and (v) commercial paper having the highest rating obtainable from Moody's Investors Service, Inc. or Standard & Poor's Corporation and in each case maturing within six months after the date of acquisition.

            "Change of Control" shall mean the occurrence of any of the following: (i) the acquisition by any Person or "group" (as such term is used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act), other than the Principals and their Related Parties, of a direct or indirect interest in more than 35% of the voting power of the voting stock of the Company by way of merger or consolidation or otherwise and the Principals and their Related Parties beneficially own, directly or indirectly, less than a majority of the voting power of the voting stock of the Company or (ii) the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors. For purposes of this definition, any transfer of an Equity Interest of an entity that was formed for the purpose of acquiring voting stock of the Company shall be deemed to be a transfer of such portion of such voting stock as corresponds to the portion of the equity of such entity that has been so transferred.

            "Change of Control Offer" shall have the meaning set forth in
Section 6(a) above.

            "Change of Control Payment" shall have the meaning set forth in
Section 6(a) above.

            "Change of Control Payment Date" shall have the meaning set forth in
Section 6(d)(ii) above.

            "Continuing Directors" shall mean, as of any date of determination, any member of the Board of Directors of the Company who (i) was a member of such Board of Directors on the date hereof or (ii) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

            "Debt" shall mean, with respect to any Person, any indebtedness of such Person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or banker's acceptances or representing Capital Lease Obligations or the balance deferred and unpaid of the purchase price of any property or payment Obligations representing any Hedging Obligations, except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, as well as all indebtedness of others secured by a lien on any asset of such Person (whether or not such indebtedness is assumed by such Person) and, to the extent not otherwise included, the guarantee by such Person of any indebtedness of any other Person.

            "Dividend Payment Date" shall mean January 31, April 30, July 31 and October 31 of each year.

            "Dividend Period" shall mean the Initial Dividend Period and, thereafter each Quarterly Dividend Period.

            "Equity Interest" shall mean Capital Stock and all warrants, options or other rights to acquire Capital Stock or that are measured by the value of Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

            "Exchange Act" means the Securities Exchange Act of 1934, as amended.

            "Fair Market Value" means, with respect to any asset or property, the sale value that would be obtained in an arm's length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy.

            "GAAP" shall mean generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the date hereof.

            "Guarantee" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Debt.

            "Hedging Obligations" means, with respect to any Person, the obligations of such Person under (i) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements, and (ii) other agreements or arrangements designed to protect such Person against fluctuations in interest rates.

            "Holder" shall mean a holder of shares of Preferred Stock.

            "Initial Dividend Period" shall mean the dividend period commencing on the Original Issue Date and ending on the first Dividend Payment Date to occur thereafter.

            "Investment" shall mean, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of direct or indirect loans (including guarantees of Debt or other Obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Debt, Capital Stock or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP; provided that an acquisition of assets, Capital Stock or other securities by the Company for consideration consisting of common equity securities of the Company shall not be deemed to be an Investment. If the Company or any Subsidiary of the Company sells or otherwise disposes of any Capital Stock of any direct or indirect Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of the Company, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Capital Stock of such Subsidiary not sold or disposed of.

            "Junior Securities" shall have the meaning ascribed to them in
Section 1 above.

            "Notice of Change of Control" shall have the meaning ascribed to it in Section 6(d) above.

            "Obligations" means any principal, interest, penalties, fees (including, but not limited to, reasonable fees and expenses of counsel), indemnifications, reimbursements, damages and other liabilities and amounts payable under the documentation governing any Debt or other agreement.

            "Officer" means, (a) with respect to any Person that is a corporation, the Chairman of the Board, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Treasurer, any Assistant Treasurer, the Controller, the Secretary or any Vice President of such Person and (b) with respect to any other Person, the individuals selected by the Board of Directors of such Person to perform functions similar to those of the officers listed in clause (a).

            "Officers' Certificate" means a certificate signed on behalf of the Company by two Officers of the Company, one of whom must be the Chief Executive Officer, President or any Vice President and one of whom must be the Chief Financial Officer, the Treasurer or the Controller of the Company.

            "Optional Redemption Price" shall the meaning ascribed to it in
Section 4(a) above.

            "Original Issue Date" shall mean the date upon which the Preferred Stock was originally issued by the Company.

            "Paying Agent" shall have the meaning ascribed to it in Section 6(d)(v) above.

            "Permitted Investment" means (a) Investments in the Company or in a wholly-owned Subsidiary of the Company that are evidenced by Capital Stock; (b) any Investments in Cash Equivalents; (c) Investments by the Company or any Subsidiary of the Company in a

Person that are evidenced by Capital Stock, if as a result of such Investment
(i) such Person becomes a wholly-owned Subsidiary of the Company or (ii) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a wholly-owned Subsidiary of the Company; and (d) other Investments in any Person (other than an Affiliate of the Company that is not also a Subsidiary of the Company) that do not exceed $25.0 million at any time outstanding.

            "Person" shall mean any individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority or other entity of whatever nature.

            "Principals" means either or both of Gustavo Cisneros and Ricardo Cisneros.

            "Put Redemption Price" shall have the meaning ascribed to it in
Section 4(b) hereof.

            "Quarterly Dividend Period" shall mean the quarterly period commencing on each February 1, May 1, August 1, and November 1, and ending on each Dividend Payment Date, respectively.

            "Redemption Date" with respect to any shares of Preferred Stock, shall mean the date on which such shares of Preferred Stock are redeemed by the Company.

            "Redemption Notice" shall have the meaning ascribed to it in Section 4(d)(i) hereof.

            "Related Party" with respect to any Principal means (A) any controlling stockholder, 80% (or more) owned Subsidiary, or spouse or immediate family member (in the case of an individual) of such Principal or (B) trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding an 80% or more controlling interest of which consist of such Principal and/or such other Persons referred to in the immediately preceding clause (A).

            "Restricted Investment" means an Investment other than a Permitted Investment.

            "Subsidiary" shall mean any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by any person or one or more of the other Subsidiaries of that person or a combination thereof.

            14. Registration Rights Agreement.

            Reference is made to the Registration Rights Agreement dated on or about July 25, 1996 (as the same may be amended, supplemented or modified from time to time pursuant to the terms thereof, the "Registration Rights Agreement") between the Company and the Agent designated therein. So long as any shares of Preferred Stock constitute "Registrable Securities" as defined in the Registration Rights Agreement, each Holder shall be entitled to the rights granted by the Company thereunder and shall be bound by the restrictions therein.

            15. Legally Available Funds.

            The Company shall use its best efforts, including, without limitation, through the revaluation of its assets in accordance with the General Corporation Law of the State of Delaware, to make or keep funds legally available to satisfy in full its obligations under this Certificate, including, without limitation, those obligations arising pursuant to Sections 4 and 6 hereof. The Preferred Stock shall, with respect to dividend rights and rights on liquidation, winding-up and dissolution, rank senior to all classes of common stock of the Company and each other class of Capital Stock or series of preferred stock senior in right of payment and otherwise.

            FIFTH: The Board of Directors, acting by majority vote, may alter, amend or repeal the By-Laws of the Company.

            SIXTH: Except as otherwise provided by the Delaware General Corporation Law as the same exists or may hereafter be amended, no director of the Company shall be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director. Any repeal or modification of this Article Sixth by the stockholders of the Company shall not adversely affect any right or protection of a director of the Company existing at the time of such repeal or modification.

            SEVENTH: To the fullest extent permitted by the laws of the State of
Delaware:

            A. The Company shall indemnify any person (and such person's heirs, executors or administrators) who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (brought in the right of the

Company or otherwise), whether civil, criminal, administrative or investigative, and whether formal or informal, including appeals, by reason of the fact that such person is or was a director or officer of the Company or, if a director or officer of the Company, by reason of the fact that such person is or was serving at the request of the Company as a director, officer, partner, trustee, employee or agent of another enterprise, partnership, joint venture, trust or other enterprise, for and against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person or such heirs, executors or administrators in connection with such action, suit or proceeding, including appeals. Notwithstanding the preceding sentence, the Company shall be required to indemnify a person described in such sentence in connection with any action, suit or proceeding (or part thereof) commenced by such person only if the commencement of such action, suit or proceeding (or part thereof) by such person was authorized by the Board of Directors of the Company. The Company may indemnify any person (and such person's heirs, executors or administrators) who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (brought in the right of the Company or otherwise), whether civil, criminal, administrative or investigative, and whether formal or informal, including appeals, by reason of the fact that such person is or was an employee or agent of the Company or is or was serving at the request of the Company as a director, officer, partner, trustee, employee or agent of another corporation, for and against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person or such heirs, executors or administrators in connection with such action, suit or proceeding, including appeals.

            B. The Company shall promptly pay expenses incurred by (i) any person whom the Company is obligated to indemnify pursuant to the first sentence of Section A of this Article Seventh, or (ii) any person whom the Company has determined to indemnify pursuant to the third sentence of Section A of this Article Seventh, in defending any action, suit or proceeding in advance of the final disposition of such action, suit or proceeding, including appeals, upon presentation of appropriate documentation.

            C. The Company may purchase and maintain insurance on behalf of any person described in Section A of this Article Seventh against any liability asserted against such person, whether or not the Company would have the power to indemnify such person against such liability under the provisions of Section A of this Article Seventh or otherwise.

            D. The provisions of this Article Seventh shall be applicable to all actions, claims, suits or proceedings made or commenced after the adoption hereof, whether arising from acts or omissions to act occurring before or after its adoption. The provisions of this Article Seventh shall be deemed to be a contract between the Company and each director or officer who serves in such capacity at any time while this Article Seventh and the relevant provisions of the laws of the State of Delaware and other applicable law, if any, are in effect, and any repeal or modification hereof shall not affect any rights or obligations then existing with respect to any state of facts or any action, suit or proceeding then or theretofore existing, or any action, suit or proceeding thereafter brought or threatened based in whole or in part on any such state of facts. If any provision of this Article Seventh shall be found to be invalid or limited in application by reason of any law or regulation, it shall not affect the validity of the remaining provisions hereof. The rights of indemnification provided in this Article Seventh shall neither be exclusive of, nor be deemed in limitation of, any rights to which an officer, director, employee or agent may otherwise be entitled or permitted by contract, this Restated Certificate of Incorporation, vote of stockholders or directors or otherwise, or as a matter of law, both as to actions in such person's official capacity and actions in any other capacity while holding such office, it being the policy of the Company that indemnification of any person whom the Company is obligated to indemnify pursuant to the first sentence of Section A of this Article Seventh shall be made to the fullest extent permitted by law.

            E. For purposes of this Article Seventh, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to "serving at the request of the Company" shall include any service as a director, officer, employee or agent of the Company which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries.

            IN WITNESS WHEREOF, E & S Holdings Corporation has caused this Restated Certificate of Incorporation to be signed by Robert K. Adikes, its Vice President, on September 25, 1996.

                                        E & S HOLDINGS CORPORATION


                                        By:_____________________________________
                                            Robert K. Adikes
                                            Vice President